                                                                 EXHIBIT  (g)(2)

PART  I  FINANCIAL INFORMATION

                             ST. JUDE MEDICAL, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

NOTE 2 - ACQUISITIONS/DIVESTITURE

Effective May 15, 1997, the Company acquired Ventritex, Inc., a Sunnyvale, California based manufacturer of implantable cardioverter defibrillators and related products.

Each share of Ventritex common stock was converted into .5 shares of St. Jude Medical common stock. The Company issued 10,437,800 shares to Ventritex shareholders. The transaction was accounted for as a pooling of interests. The accompanying financial statements, for all periods presented, are presented on a pooled basis.

The results of Ventritex's operations have been included in the condensed consolidated results of operations as if the merger had occurred at the beginning of 1996. These results are not necessarily indicative of the results that would have occurred had the merger actually taken place at the beginning of 1996, or of the expected future results of operations.

On November 29, 1996, the Company acquired from Pacific Dunlop, Ltd. substantially all of the worldwide cardiac rhythm management assets of Telectronics Pacing Systems, Inc. ("Telectronics") for $135,000. The acquisition was accounted for under the purchase accounting method. The initial price can be adjusted upward or downward based upon the change in net asset value between June 30, 1996 and November 29, 1996. The Company and Pacific Dunlop, Ltd. currently disagree about the final adjustment to the purchase price and are following procedures in the purchase agreement to resolve their differences. The Company expects that any adjustment to the purchase price would be recorded in 1997 as an adjustment to goodwill. Goodwill of approximately $76,000 including approximately $43,000 of consolidation charges, is being amortized on a straight line basis over 20 years. Telectronics operations have been included in the consolidated results of operations from the date of acquisition.

                                    2 of 27

The following unaudited pro forma summary information presents the results of operations of the Company and Telectronics for the nine months ended September 30, 1996, as if the acquisition had occurred at the beginning of 1996.


                                                         Nine Months
                                                    Ending September 30
                                                            1996
                                                         (Unaudited)
                                                    ------------------
                Net sales                                 $715,699
                Net (loss)                                $(11,585)
                Primary (loss) per share                  $   (.13)

These pro forma results are not necessarily indicative of the results that would have occurred had the acquisition actually taken place at the beginning of 1996, or of the expected future results of the combined operations.

On August 29, 1997, the Company sold Medtel, a Far East distribution company, to Getz Brothers and Co., Inc. The gain on the sale of this business was recorded as an adjustment to previously recorded goodwill. The results of operations of Medtel were not material to the consolidated results.

NOTE 3 - CONTINGENCIES

The Company is involved in various products liability lawsuits, claims and proceedings of a nature considered normal to its business. In connection with two pacemaker lead models, the Company may be subject to future uninsured claims. The Company's products liability insurance carrier has denied coverage for these models and has filed suit against the Company seeking rescission of the policy covering Pacesetter business retroactive to the date the Company acquired Pacesetter. The Company was a codefendant in a 1995 class action suit with respect to these leads. This case was settled in November 1995. The Company's share of the settlement is approximately $5,000. This case is more fully described in Item I Part II of this Quarterly Report on Form 10-Q. Additional claims could be filed by patients with these leads who were not class members. Further, claims may be filed in the future relative to events currently unknown to management. Management believes losses that might be sustained from such actions would not have a material adverse effect on the Company's liquidity or financial condition, but could potentially be material to the net income of a particular future period if resolved unfavorably.

                                    3 of 27

NOTE 4 -   STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128, EARNINGS PER
           SHARE

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted for all financial statements issued for periods ending after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The impact is expected to result in an increase in basic earnings per share of $.01 per share for the year-to-date amounts for both years presented and no change for the third quarter for both years presented.

NOTE 5 -   STATEMENT OF FINANCIAL STANDARDS NO. 130,
           REPORTING COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income, which is required to be adopted for all financial statements issued for periods beginning after December 15, 1997. At that time the Company will be required to separately report the amounts (and the related tax effect) classified as Other Comprehensive Income. Items recorded as a separate component of equity such as foreign currency translation gains/losses and unrealized gains/losses on certain investments in debt and equity securities are included in Other Comprehensive Income.

NOTE 6 -   DERIVATIVE FINANCIAL INSTRUMENTS

In January 1997, the SEC issued new rules related to disclosures about derivative financial instruments. The new rules, effective for all financial statements issued for periods ending after June 15, 1997, require enhanced accounting policy disclosures regarding derivative financial instruments in the financial statements and for periods ending after June 15, 1998, qualitative and quantitative information about all financial instruments should be disclosed outside the financial statements and related notes.

The Company has entered into readily marketable forward and option traded contracts to manage its exposure to fluctuations in foreign currency exchange rates. This hedging minimizes the impact of foreign exchange rate movements on the Company's operating results. These contracts involve the exchange of foreign currencies for U.S. dollars at specified rates at future dates. The changes in market value of such contracts have a high correlation to the price changes in the currency of the related hedged transaction. These contracts are recorded at fair value and gains or losses are included in other income (expense).

NOTE 7 -   SPECIAL CHARGE UPDATE

The Company's special charge accruals of $47,808 and $30,645 recorded in the fourth quarter of 1996 and the second quarter of 1997 have decreased by $37,639 and $12,026, respectively, for cash payments since the date recorded.

                                    4 of 27

                             ST. JUDE MEDICAL, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Amounts in thousands, except per share amounts)
                                  (Unaudited)


                                                  THREE MONTHS              NINE MONTHS
                                                      ENDED                    ENDED
                                                  SEPTEMBER 30             SEPTEMBER 30
                                                  ------------             ------------
                                                1997         1996         1997      1996
                                                ----         ----         ----      ----

Net sales                                      $233,189   $212,456      $745,035  $644,783
Cost of sales                                    88,766     69,464       272,114   213,063
                                               --------   --------      --------  --------

Gross profit                                    144,423    142,992       472,921   431,720

Selling, general & administrative                88,365     72,321       282,778   225,503
Research & development                           26,304     25,970        84,189    77,801
Purchased research & development                    -          -             -       5,000
Special charges                                     -          -          30,645       -
                                               --------   --------      --------  --------

Operating profit                                 29,754     44,701        75,309   123,416

Other income (expense)                           (1,103)     1,209         2,210    13,489
                                               --------   --------      --------  --------

Income before taxes                              28,651     45,910        77,519   136,905

Income tax provision                             10,099     15,731        27,325    46,748
                                               --------   --------      --------  --------

Net income                                     $ 18,552   $ 30,179      $ 50,194  $ 90,157
                                               ========   ========      ========  ========

Earnings per share:
          Primary                                  $.20       $.33          $.54      $.98
                                               ========   ========      ========  ========
          Fully diluted                            $.20       $.33          $.54      $.98
                                               ========   ========      ========  ========

Shares outstanding
          Primary                                93,251     92,421        92,856    92,200
          Fully diluted                          93,251     92,814        93,053    92,331

See notes to condensed consolidated financial statements.

                                    5 of 27

                             ST. JUDE MEDICAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (Dollars in thousands, except per share amounts)

                                                                                September 30                 DECEMBER 31
                                                                                    1997                        1996
                                                                                 (Unaudited)                 (See Note)
 ASSETS                                                                          -----------                 ----------
 ------
 Current assets:
     Cash and cash equivalents                                                  $    22,311                $    49,388
     Marketable securities                                                          149,601                    186,007
     Accounts receivable, less allowance
        (1997 - $7,776; 1996 - $8,160)                                              247,654                    216,813
     Inventories
        Finished goods                                                              139,207                    119,736
        Work in process                                                              39,053                     30,227
        Raw materials                                                                61,797                     67,698
                                                                               -------------              -------------
     Total inventories                                                              240,057                    217,661
     Other current assets                                                            71,033                     78,015
                                                                               -------------              -------------
 Total current assets                                                               730,656                    747,884
 Property, plant and equipment                                                      455,446                    397,674
     Less accumulated depreciation                                                (142,621)                  (108,400)
                                                                               -------------              -------------
 Net property, plant and equipment                                                  312,825                    289,274
 Other assets                                                                       423,155                    435,336
                                                                               -------------              -------------

 TOTAL ASSETS                                                                    $1,466,636                 $1,472,494
                                                                               =============              =============
 LIABILITIES & SHAREHOLDERS' EQUITY
 ----------------------------------
 Accounts payable and accrued expenses                                          $   257,812                $   320,933
 Long-term debt                                                                     229,500                    229,500
 Contingencies
 Shareholders' equity:
     Preferred stock, par value $1.00 per share -
        25,000,000 shares authorized; no shares issued
     Common stock, par value $.10 per share -
        250,000,000 shares authorized; issued and outstanding 1997 -
        91,823,047 shares; 1996 - 91,404,961 shares
                                                                                      9,182                      9,140
     Additional paid-in capital                                                     241,131                    228,111
     Retained earnings                                                              743,086                    692,892
     Cumulative translation adjustment                                             (26,125)                        386
     Unrealized gain/(loss) on available-for-sale securities                         12,050                    (8,028)
 Receivable - stock issued                                                                -                      (440)
                                                                               -------------              -------------
 Total shareholders' equity                                                         979,324                    922,061
                                                                               -------------              -------------
 TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                        $1,466,636                 $1,472,494
                                                                               =============              =============

 NOTE: The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. See notes to condensed consolidated financial statements.


                                    6 of 27

                             ST. JUDE MEDICAL, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                  (Unaudited)

                                                                     NINE MONTHS ENDED
                                                                        SEPTEMBER 30
                                                                -----------------------------
                                                                   1997              1996
                                                                   ----              ----
Operating Activities:
     Net income                                                   $  50,194       $  90,157
     Depreciation and amortization                                   51,132          42,920
     Purchased research and development                                 -             5,000
     Special charges                                                 19,104             -
     Gain on sale of business                                           -           (10,486)
     Working capital change                                        (189,324)        (40,779)
                                                             --------------       ---------
     Net cash provided (used) by operating activities               (68,894)         86,812
                                                             --------------       ---------
Investment Activities:
     Purchases of property, plant and equipment                     (65,818)        (63,204)
     Sales (purchases) of available-for-sale securities, net         73,595            (470)
     Acquisitions, net of cash acquired                                 -            (7,430)
     Proceeds from sale of business, net of cash disposed            24,626          24,204
     Other investing activities                                      (2,729)         (5,127)
                                                             --------------       ---------
     Net cash provided by (used in) investing activities             29,674         (52,027)
                                                             --------------       ---------
Financing Activities:
     Proceeds from exercise of stock options                         13,062          22,893
     Repayment of long-term debt                                        -          (120,000)
     Proceeds from issuance of convertible subordinated notes           -            57,500
     Proceeds from receivable for stock issued                          440             -
                                                             --------------       ---------
     Net cash used in financing activities                           13,502         (39,607)
                                                             --------------       ---------
Effect of currency exchange rate changes on cash                     (1,359)           (151)
                                                             --------------       ---------
Decrease in cash and cash equivalents                               (27,077)         (4,973)
Cash and cash equivalents at beginning of year                       49,388          62,638
                                                             --------------       ---------
Cash and cash equivalents at end of period                        $  22,311       $  57,665
                                                             ==============       =========

See notes to condensed consolidated financial statements.

                                    7 of 27